Exhibit 10.2

WAUWATOSA SAVINGS BANK
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

     THIS PLAN is established this 13th day of July, 1999, by agreement between Wauwatosa Savings Bank, a Wisconsin-chartered savings bank (the “Bank”) and Donald J. Stephens (the “Executive”).

     WHEREAS, Executive is a valued employee who in his years of service with the Bank and in his capacity as President and Chief Executive Officer has contributed materially to the Bank’s profitability and success; and

     WHEREAS, the Bank wishes to establish this Supplemental Retirement Plan (hereinafter the “Plan”) to assure Executive’s continued availability to provide services to the Bank and to make available to Executive certain benefits upon retirement, death or disability in consideration of services to be performed from and after the date of this Plan.

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Definitions

          A. Administrative Committee — “Administrative Committee” shall mean the committee charged with administration and interpretation of the Plan pursuant to Section 4.

          B. Age — “Age” shall mean Executive’s age as of his last birthday.

          C. Change in Control — “Change in Control” shall mean any change in control with respect to the Bank that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor thereto; provided that, without limitation, a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and other than a holding company formed to acquire the stock of the Bank as a part of a conversion to the stock form of ownership) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Bank’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) the Bank merges or consolidates with or reorganizes into any other corporation or corporations other than its affiliates or engages in any other similar business combination or reorganization, or (iv) the Bank sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates.

          D. Disability — “Disability” shall mean, if Executive is covered under a disability insurance policy paid by the Bank, the definition of total disability contained in such policy. If Executive is not insured under such a policy, Disability shall mean a mental or physical condition which renders Executive unable to perform the regular duties of his job, as determined by the Administrative Committee; provided that in the event of any disagreement between the Executive and the Administrative Committee, they shall select a mutually agreeable, qualified, independent physician to make such determination. Absent agreement, the determination shall be made by a physician recommended by the then president of the medical society for the county in which Executive resides. The costs of any necessary medical examination shall be borne by the Bank.

          E. Discharge for Cause — “Discharge for Cause” shall mean the termination of Executive’s employment with the Bank because of (i) Executive’s willful and continued failure to timely perform duties (other that any such failure resulting from incapacity due to physical or mental illness) and complete tasks assigned by the Board of Directors of the Bank after a demand for performance delivered by the Bank and specifically identifying the manner in which it is believed he has not performed; (ii) any willful act of misconduct by Executive which is materially injurious to the Bank, monetarily or otherwise; (iii) a criminal conviction of the Executive for any act involving the business and affairs of the Bank; (iv) a criminal conviction of Executive for commission of a felony; or (v) removal of Executive by a regulatory agency. For purposes of this definition, no act or failure to act on the Executive’s part will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the act or omission was in the best interest of the Bank.

          F. Early Retirement Date — “Early Retirement Date” shall mean the first day of the month following the month in which Executive reaches age 62.

          G. Termination of Employment — “Termination of Employment” shall mean Executive’s ceasing to be employed by the Bank for any reason whatsoever, including by reason of death or Disability.

          H. Trustee — “Trustee” means the Trustee appointed under the Trust for Wauwatosa Savings Bank Supplemental Retirement Plan, created pursuant to Section 7 hereof.

     2. Eligibility

          Executive is eligible for the benefits provided herein, subject to and in accordance with the terms and conditions of this Plan, upon the execution hereof. Executive shall cease to participate in this Plan at Termination of Employment; provided that Executive’s employment shall not be deemed to have been terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner and further provided that Executive shall not subsequently forfeit any benefit for which he was or would have become eligible as a result of service prior to such Termination of Employment.

     3. Payment of Benefits

          3.1 Benefits After Attainment of Early Retirement Date

          Upon Executive’s Termination of Employment after attainment of Early Retirement Date and for any reason other than for Cause, the Bank shall pay to Executive, as compensation for services rendered prior to such date, the sum of $170,000 per year, payable in monthly installments of $14,166.67 each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for a period of 10 years, until 120 total monthly payments have been made to Executive or to Executive’s beneficiary as designated in accordance with Section 3.6.

          3.2 Termination of Employment Prior to Early Retirement Date

          (a) Voluntary Termination. In the event of a voluntary Termination of Employment by Executive prior to attainment of Early Retirement Date, the Bank shall pay to Executive, as compensation for services rendered prior to such date, the sum of $170,000 per year, reduced by 7.375% for each 12 month period (i.e. resulting in a benefit of $157,462.50 in the event of voluntary termination at age 61; $145,849.64 at age 60, etc., and; using a prorated reduction for any portion of a 12 month period) by which such Termination of Employment precedes Executive’s attainment of his Early Retirement Date. The monthly payment amount shall be determined by dividing the resulting annual payment by 12, with such payments to be made commencing on the first day of the month next following Executive’s attainment of his Early Retirement Date and continuing on the first day of each month thereafter for a period of 10 years, until 120 total monthly payments have been made to Executive or to Executive’s beneficiary as designated in accordance with Section 3.6. In the event of Executive’s death prior to attainment of his Early Retirement Date, Section 3.5(b) shall apply.

          (b) Involuntary Termination. In the event of a Termination of Employment of the Executive by the Bank prior to Executive’s attainment of his Early Retirement Date, the Bank shall pay Executive, as compensation for services rendered prior to such date, the sum of $170,000 per year, payable in monthly installments of $14,166.67 each, commencing on the first day of the month coincident with or next following the date of such Termination of Employment and continuing on the first day of each month thereafter for a period of 10 years, until 120 total monthly payments have been made to Executive or to Executive’s beneficiary as designated in accordance with Section 3.6. For purposes of this Section 3.2(b), any Termination of Employment occurring within 90 days of a change in Executive’s job title or responsibilities or a greater than 10% reduction in base compensation shall be deemed involuntary.

          3.3 Termination of Employment For Cause

          Notwithstanding any other provision of this Agreement, in the event of Executive’s Discharge for Cause at any time, the Bank shall not be obligated to pay any benefit to the Executive or Executive’s beneficiaries hereunder and Executive shall have no further right to the receipt of any benefit hereunder.

          3.4 Benefits Upon Change in Control

          In the event of a Change in Control as defined in Section 1.C., Executive shall become vested in the full amount of the benefits as provided under Section 3.1. Executive and/or his beneficiary, if applicable, shall become eligible for receipt of benefits following a Change in Control as of the later of (i) the date on which Executive attains, or would have attained, Early Retirement Date, or (ii) the date of Executive’s Termination of Employment.

          3.5 Termination of Employment Upon Disability or Death

          (a) Disability. In the event of Executive’s Termination of Employment by reason of Disability, Executive shall become eligible, upon attainment of his Early Retirement Date, for the benefit set forth in Section 3.1. If Executive dies prior to attainment of his Early Retirement Date following a Termination Employment for Disability, Section 3.5(b) shall apply.

          (b) Death. In the event of Executive’s Termination of Employment by reason of death, or in the event of Executive’s death prior to the commencement of benefits and following any Termination of Employment that would have entitled him to receipt of a benefit under this Agreement at a later date or upon attainment of his Early Retirement Date, benefits hereunder shall commence as of the first day of the month following Executive’s death. The amount of such benefit shall be either (i) $170,000 per year, payable in monthly installments of $14,166.67 each, or (ii) in the event Executive is terminated under Section 3.2(a) such lesser amount as calculated thereunder. In either case, payments shall be made on the first day of each month for a period of 10 years, until 120 total monthly payments have been made to Executive’s beneficiary as designated in accordance with Section 3.6.

          3.6 Recipients of Payments: Designation of Beneficiary

          All payments under the Plan shall be made to the Executive, if living. In the event of Executive’s death prior to receipt of all benefit payments, subsequent payments under this Plan shall be to the beneficiary or beneficiaries of the Executive. Executive shall designate a beneficiary by filing a written notice of such designation with the Bank in the form attached. Executive may revoke or modify said designation at any time by a further written designation. Executive’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is Executive’s spouse, in the event of dissolution of the marriage. If no designation shall be in effect at the time benefits become payable under this Plan, the beneficiary shall be the spouse of the Executive or if no spouse is then living, the legal representatives of Executive’s estate.

     4. Administration and Interpretation of this Plan

     An Administrative Committee of the then current Board of Directors of the Bank (exclusive of Executive) shall administer and interpret the Plan. The Administrative Committee may adopt such rules and regulations relating to this Plan as it deems necessary or advisable for the administration thereof.

     5. Claims Procedure

     The Executive or the Executive’s beneficiary (hereinafter “Claimant”) shall submit any claim for benefits to the Trustee. If the claim is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the 60 day period stating that special circumstances require an extension of the time for decision. Notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last known address and, if a denial of the claim, must contain the following information:

          a) the specific reasons for the denial;

          b) specific reference to provisions of the Plan on which the denial is based; and

          c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

     6. Review Procedure

          a) A Claimant is entitled to request a review of any denial of a claim by the Administrative Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his representative shall be entitled to review all pertinent documents and to submit issues and comments orally and in writing.

          b) If the request for review by a Claimant concerns the interpretation and application of the provisions of the Plan and the Bank’s obligations, the review shall be conducted by a separate committee consisting of 3 persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

     7. Life Insurance and Funding

     The Bank in its discretion may leave its obligations under the Plan unfunded or may seek to fund such obligations in any manner it deems reasonable, including applying for a policy or policies of insurance on the life of the Executive in such amounts and in such forms as the Bank may select. The Executive shall have no interest whatsoever in any such policy or policies, but at the request of the Bank shall submit to medical examinations and supply such information and execute such documents as may be required by any insurance company or companies to whom the Bank has made application.

     The rights of the Executive, or his beneficiary or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Bank. Any insurance policy or other assets acquired by or held by the Bank in connection with the liabilities assumed pursuant to this Plan may be held in trust for the benefit of the Executive, his beneficiary or estate, or as security for the performance of the obligations of the Bank; provided, however, that no such trust or other arrangement shall prevent any asset designated for funding as being anything other than a general, unpledged, and unrestricted asset of the Bank subject to the claims of its creditors.

     If this Plan is funded through insurance on the life of Executive, then in the event of Executive’s death during the first two (2) years after the effective date of such insurance, and if Executive’s death was a result of suicide or if Executive made any material misstatement or failed to make a material disclosure of information in any documentation which the Executive was requested to complete in connection with this Plan or the procurement of such insurance, no benefits under the terms of this Plan will be payable, unless and to the extent that the Board of Directors of Bank, in their absolute discretion, may otherwise determine.

     8. Noncompete

     Executive acknowledges that the development of personal contacts and relationships is an essential element of the Bank’s business, that the Bank has invested considerable time and money in his development of such contacts and relationships, that the Bank could suffer irreparable harm if he were to leave employment and solicit the business of Bank’s customers, and that it is reasonable to protect the Bank against competitive activities by Executive. Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 3.2(a), Executive shall not accept employment in Dodge, Jefferson, Milwaukee, Walworth, Washington, or Waukesha

counties with any Significant Competitor of the Bank for a period of eighteen (18) months following such termination. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive’s employment or during the period of this covenant not to compete, (i) maintains a home, branch or other office in any of said counties, or (ii) has originated within any of said counties $10,000,000 or more in residential mortgage loans during any consecutive twelve (12) month period within the twenty-four (24) months prior to Executive’s termination and inclusive of the period covered by this covenant.

          Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Bank and are reasonably limited as to the scope of activities affected, their duration and geographic scope, and their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, Bank shall be entitled, in addition to its other legal remedies, (i) to enjoin the employment of Executive with any Significant Competitor for the period set forth herein, and (ii) to treat as forfeited any payment or payments that would have been made to Executive under this Agreement during any portion of the noncompetition period set forth herein during which Executive is employed by such Significant Competitor. If Executive violates this covenant and the Bank brings legal action for injunctive or other relief, the Bank shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation. In addition to such other relief as may be awarded, if the Bank is the prevailing party it shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in enforcing its rights hereunder.

     9. Assignment of Benefits

     Neither Executive nor any other beneficiary under the Plan shall have any right to assign benefits hereunder, and in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

     10. Employment Not Guaranteed

     Neither this Plan nor any action taken hereunder shall be construed as giving Executive the right to be retained as an employee of the Bank for any period.

     11. Taxes

     The Bank may deduct from all payments made hereunder all federal or state taxes which it believes are required by law to be withheld.

     12. Bank Not an Advisor

     The Bank makes this Plan available to Executive without assuming any responsibility as an advisor or consultant relative to tax, Social Security, or other aspects of the Plan or of the tax effect of any payments provided hereunder.

     13. Amendment and Termination

     The Board of Directors may, at any time, amend or terminate this Plan, but may not reduce or modify any benefit in pay status to Executive or a beneficiary hereunder or any benefit that would become payable hereunder if Executive were to have died on the day prior to such action by the Board, except with the prior written consent of Executive.

     The Bank has established this Plan upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies, or any other law which would result in a material adverse impact upon the Bank’s ability to perform its obligations under this Plan, the Bank shall have an option to modify the Plan subject to the protection afforded Executive in the preceding paragraph.

     14. Construction

     This Plan shall be construed according to the laws of the State of Wisconsin.

     15. Form of Communication

     Any election, application, claim, notice or other communication required or permitted to be made by Executive to the Bank shall be made in writing and in such form as the Bank shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank’s Secretary at 7500 West State Street, Wauwatosa, Wisconsin, 53213.

     16. Captions

     The captions at the head of a section or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

     17. Severability

     The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

     18. Binding Effect

     This Plan shall be binding upon and shall inure to the benefit of the Bank and the Executive and each of their successors, heirs, personal representatives and permitted assigns. No sale of substantially all of the Bank’s assets shall be made without the buyer expressly assuming the obligation of this Plan. The Bank further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

     19. Liability

     Any and all liability created under this Plan to provide Executive with payments of deferred compensation shall be exclusively and solely that of the Bank and of any Trust created hereunder. No officer and/or director, past, present or future, of the Bank shall have any liability to Executive, or to any other person or entity, to provide or pay such supplemental compensation, such liability hereby being expressly and unconditionally denied.

     IN WITNESS WHEREOF, this Plan has been executed and agreed to by the parties as of the date first set forth above.

Wauwatosa Savings Bank

By:	/s/ Raymond J. Perry

Title: CHAIRMAN

Attest:

By:	/s/ Robert Temple

Title: Board Member

Executive

/s/ Donald J. Stephens

Donald J. Stephens, Executive